EXHIBIT 16.1
March 5, 2010

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K/A dated March 5, 2010, of Tower Group, Inc. and are in agreement with the statements contained in the second paragraph.
/s/ Johnson Lambert & Co. LLP